Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Expedia Group, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 7, 2019, with respect to the consolidated financial statements of Expedia Group, Inc., and the effectiveness of internal control over financial reporting of Expedia Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Seattle, Washington
November 15, 2019